Exhibit 10.12

Option Grant Notice

January 3, 2022

Mr. Joseph Ragan

107 Shore Oaks

Austin, Texas 78738

Dear Joe,

This letter is to confirm the previous agreement of Sports Ventures Acquisition Corp. (the “Company”), to grant you an option to purchase 25,000 shares of the Company’s Class A Ordinary Shares in consideration of your service as a director. This option is intended to be awarded to you as Ordinary Shares of the Company under its Employee Stock Plan promptly following the completion of the Company’s combination with Prime Focus World, N.V.

Sincerely,

Sports Ventures Acquisition Corp.

By:	/s/ Alan Kestenbaum
Alan Kestenbaum,
Chairman of the Board of Directors